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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                           Contact:    Jill Schmidt
                                                            (952) 594-3385

             INTERNATIONAL MULTIFOODS ANNOUNCES QUARTERLY DIVIDEND,
                       REPLACES EXPIRING SHARE RIGHTS PLAN

         MINNETONKA, Minn., Sept. 15 -- International Multifoods Corp. (NYSE:
IMC) today announced a regular quarterly dividend of 20 cents per common share payable Oct. 16, 2000, to shareholders of record Sept. 28, 2000.

         The company also said that the board of directors has approved a share rights plan that will replace an existing plan adopted in 1990 and expiring Oct. 4, 2000. Like the existing plan, the purpose of the replacement share rights plan is to increase the likelihood that International Multifoods shareholders will obtain maximum value for their investment and receive fair and equal treatment in the event of an attempted takeover of the company. The replacement share rights plan was not adopted in response to any specific effort, of which the board is aware, to acquire control of the company.

         The plan contains most of the same provisions of the expiring plan. Changes to the plan include an increase in the stock ownership threshold from 10 percent to 15 percent that would trigger exercise of the rights granted under the agreement and an amendment of the exercise price.

         Under the plan, the board has declared a dividend of one preferred share purchase right on each outstanding common share held by shareholders of record on Oct. 4, 2000. The rights will expire on Oct. 4, 2010. Each right will entitle International Multifoods shareholders to buy one one-hundredth of a share of a series of preferred stock at an exercise price of $70, subject to adjustment. The rights will generally become exercisable only after a person or group acquires beneficial ownership of 15 percent or more of International Multifoods common stock or announces a tender or exchange offer that would result in that person or group beneficially owning 15 percent or more of International Multifoods common stock. If any person or group becomes an owner of 15 percent or more of International Multifoods common stock, each right will entitle its holder -- other than the 15-percent shareholder -- to purchase, at the right's then-current exercise price, shares of International Multifoods common stock having a value of twice the right's exercise price.

                                    - more -

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           INTERNATIONAL MULTIFOODS ANNOUNCES QUARTERLY DIVIDEND.../2

         In addition, if International Multifoods is acquired in a merger or other business-combination transaction or sells 50 percent or more of its assets or earnings power, each right will generally entitle its holder to purchase, at the right's then-current exercise price, common shares of the acquiring company having a market value of twice the right's exercise price.

         In certain circumstances, International Multifoods may exchange the rights for shares of its common stock, delay or temporarily suspend exercisability of the rights, or reduce the stock ownership threshold of 15 percent to not less than 10 percent. International Multifoods may redeem the rights at $.001 per right, subject to adjustment, at any time before a person or group becomes the beneficial owner of at least 15 percent of International Multifoods common stock.

         International Multifoods will send a letter outlining further details of the replacement share rights plan to all shareholders of record as of Oct. 4.

         International Multifoods is a manufacturer for and distributor to the foodservice industry in North America. The company also is a leading manufacturer and marketer of consumer foods in Canada.

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2000